Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES UPDATES FIRST QUARTER FORECAST

JEFFERSON, LA, January 28, 2005...Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it expects to report adjusted earnings per share from continuing operations for the first quarter ending January 31, 2005, in the range of $0.09 to $0.11, which is below its previously announced forecast of $0.11 to $0.13. The Company’s forecast of adjusted earnings per share from continuing operations does not include charges for early extinguishment of debt or potential gains or losses associated with asset dispositions. During the first quarter of fiscal year 2005, the Company will record a charge for early extinguishment of debt of $2.7 million ($1.7 million after tax, or $0.02 per share) related to the refinancing of its credit facility in November 2004.

Kenneth C. Budde, Chief Executive Officer, stated, “Our operating results during the first two months of our fiscal year have caused us to reassess our forecasted results for the quarter. We experienced a decrease of almost 5 percent in the number of events performed by our funeral homes and cemeteries during the two-month period as compared to the prior year. We are focused on recovering our shortfall during the 10 months remaining in fiscal year 2005, and at this time believe our operating assumptions underlying the fiscal year forecasts are achievable.”

As previously announced, the Company recently commenced a tender offer for all $300 million of its outstanding 10¾% senior subordinated notes due in 2008, as part of a plan to refinance these notes. If the refinancing is completed as currently anticipated, the notes would be refinanced approximately five months earlier than previously forecasted. As a result, the Company’s forecasted 2005 interest expense would decrease, and there would be a corresponding positive impact on its forecast for adjusted earnings from continuing operations for fiscal year 2005.

In December 2004, the Company forecasted adjusted earnings per share from continuing operations for fiscal year 2005 of $0.44 to $0.48, excluding any charges for early extinguishment of debt and any potential gains or losses from asset dispositions. The Company is not changing its annual forecast because it is too early at this time to predict with any certainty whether the first two months of the Company’s operations will be indicative of its annual results. Not included in the 2005 forecast are interest savings resulting from the anticipated refinancing, if it is successfully completed, which could be $0.02 to $0.03 per share depending on the final terms of the new debt.

Assuming all the 10¾% notes are purchased in the tender offer, and based on financial market conditions at the time the Company commenced the tender offer, the Company also expects to incur an early extinguishment of debt charge of approximately $29 million. This compares with the previously forecasted charge of approximately $20 million which was based on the assumption that the Company would redeem the notes on July 1, 2005, the first optional redemption date under the indenture for the notes. The actual charge related to the tender offer will depend on the actual results of the tender offer.

Mr. Budde commented further, “Our management team is working aggressively to increase funeral calls in the Company’s funeral homes. We are confident that the results of our key operating initiatives as they are implemented will be positive.”

The Company plans to release its first quarter results, along with a second quarter forecast and an updated fiscal year 2005 forecast, on Tuesday, March 8, 2005, before the market opens. It plans to conduct its regularly scheduled conference call at 10 a.m. Central Standard Time on that morning.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 236 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; the anticipated impact of the Company’s initiatives; success and timing of selling certain under-performing operations; success and timing of the completion of the Company’s refinancing of its 10¾% senior subordinated notes due 2008, and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s influence or control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. Factors that could cause actual results to differ materially from the forecasts are more fully described in Item 7 of the Company’s Form 10-K for the year ended October 31, 2004.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

Forecasts for adjusted diluted earnings per share from continuing operations and all other forecasted operating measures specifically exclude the following:

•	Gains or losses associated with asset dispositions.

•	Gains or losses associated with early extinguishments of debt and changes in capital structure.

The Company’s 2005 forecast from continuing operations is intended to reflect forecasted same-store results.

First Quarter 2005 Forecast

(Unaudited)
(Dollars in millions, except per share amounts)

Revenue	$115 - $130
Gross profit	$25 - $35
Operating earnings	$23 - $30
Interest expense	$9 - $12

Adjusted Earnings per share (diluted)	$.09 - $.11	(1)

Adjusted Net Earnings	$10 - $12	(1)
Add: Depreciation and amortization	$12 - $14
Add: Interest expense	$9 - $12
Add: Income taxes	$6 - $7

Adjusted EBITDA	$37 - $45	(1)

(1) Excludes a charge for early extinguishment of debt of $2.7 million ($1.7 million after tax, or $.02 per diluted share), and excludes any gains or losses associated with asset dispositions.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or expectations. These risks and uncertainties include, but are not limited to:

•	Whether we are successful in completing the pending transactions to refinance our 10¾% senior subordinated notes due 2008 and the timing and final terms thereof;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	our ability to respond effectively to changing consumer preferences;

•	effects of increasing numbers of cremations on our revenues and market share;

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to sell certain under-performing operations;

•	impairment charges due to changes in expected asset sale prices;

•	our ability to generate sufficient cash to service our debt;

•	effects on cash flow as a result of preneed sales;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under agreements governing our indebtedness on our flexibility in operating our business;

•	our ability to consummate acquisitions;

•	impact of our initiatives;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;

and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2004 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.